Exhibit 99.2

Certain Information Regarding DISH DBS Corporation

Subscribers and Churn Rate

The DISH® branded pay-TV service added approximately 665,000 gross new subscribers and lost approximately 10,000 net subscribers during the three months ended June 30, 2012.  Our average monthly subscriber churn rate for the three months ended June 30, 2012 was approximately 1.60%.  As of June 30, 2012, we had approximately 14.061 million subscribers in the United States.